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                                                                     EXHIBIT 11

                                THE BEAR STEARNS COMPANIES INC.
                          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                           (UNAUDITED)

                                                                    Three Months Ended
                                                ------------------------------------------------
                                                    September 26,            September 27,
                                                        1997                     1996
                                                ------------------------------------------------
                                                       (In thousands, except per share data)
Weighted average common and common
equivalent shares outstanding:
            Average Common Stock
            outstanding                                   118,395                      123,713
            Average Common Stock
            equivalents:
              Common Stock issuable
              under employee
              benefit plans                                   460                          418
              Common Stock issuable
              assuming conversion
              of CAP Units                                 33,156                       26,789
                                                -------------------  ---------------------------
Total weighted average
      common and common
      equivalent shares
      outstanding                                         152,011                      150,920
                                                ===================  ===========================

Net income                                             $  161,618                   $  108,449

Preferred Stock dividend
  requirements                                             (5,925)                      (6,031)

Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                                         13,532                        5,498
                                                -------------------  ---------------------------

Adjusted net income                                    $  169,225                    $ 107,916
                                                ===================  ===========================

Earnings per share                                     $     1.11                    $    0.72
                                                ===================  ===========================

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